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January  11, 1999
                                                                    EXHIBIT 5.1


AAR CORP.
1100 N. Wood Dale Road
Wood Dale, Illinois  60191


            Re:  AAR CORP. Registration Statement on Form S-8
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Gentlemen:

I am Vice President, General Counsel and Secretary of AAR CORP., a Delaware corporation (the "Company"), and I am issuing this opinion in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering certain shares of the Company's common stock, $1.00 par value, and the associated common stock purchase rights (collectively, the "Stock"), to be issued pursuant to the terms of the AAR CORP. Stock Benefit Plan (formerly known as the AAR CORP. Amended Stock Option and Incentive Plan, and referred to herein as the "Plan"). I have examined the Restated Certificate of Incorporation and By-Laws of the Company, each as heretofore amended, the Registration Statement, the Plan and such other documents, records and data as I have deemed necessary or appropriate for the purpose of this opinion.

Based on the foregoing, it is my opinion that when the Registration Statement relating to the Stock is effective, the Stock, upon issuance thereof in accordance with the terms of the Plan, will have been legally issued, fully paid and non-assessable.

I hereby consent to the use of my name in the Prospectus and the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Howard A. Pulsifer
Howard A. Pulsifer
Vice President, General
Counsel and Secretary